  OrthoPediatrics Corp. Announces Preliminary Unaudited Revenue for the Third Quarter 2021 and  Reiterates 2021 Revenue Guidance     WARSAW, Indiana, October 13, 2021— OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”)  (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today  announced preliminary revenue for the third quarter ended September 30, 2021 and provided a related  business update.    Preliminary unaudited third quarter 2021 revenue is expected to be approximately $25.1 million, up  13% when compared to revenue of $22.2 million in the third quarter 2020.  The third quarter 2021  revenue was impacted by increased COVID‐19 Delta cases as well as respiratory syncytial virus (RSV)  cases within the children’s hospitals combined with hospital staff shortages.  Despite this impact, the  Company reiterates its 2021 total revenue guidance range of $97 to $101 million. The preliminary  quarterly revenue estimate for 2021 included in this press release is prior to the completion of review  and audit procedures by the Company’s independent registered public accounting firm and therefore  subject to adjustments.    OrthoPediatrics will host a conference call on Thursday, November 4, 2021, at 8:00 a.m. ET to discuss  the results. The dial‐in numbers are (855) 289‐4603 for domestic callers and (614) 999‐9389 for  international callers. The conference ID number is 8161847. A live webcast of the conference call will be  available online from the investor relations page of the OrthoPediatrics’ corporate website at  www.orthopediatrics.com.    Forward‐Looking Statements  This press release includes "forward‐looking statements" within the meaning of U.S. federal securities  laws, including the statements regarding OrthoPediatrics’ preliminary revenue for the third quarter  ended September 30, 2021, and other statements identified by the use of words such as "may," "might,"  "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target,"  "predict," "intend," "future," "goals," "potential," "objective," "would" and other similar expressions.  Forward‐looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’  control. Important factors could cause actual results to differ materially from those in the forward‐ looking statements, including, among others: the risks related to COVID‐19, the continued impact such  pandemic may have on the demand for our products, and our ability to respond to the related  challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’  Annual Report on Form 10‐K filed with the Securities and Exchange Commission (the "SEC") on March  11, 2021 as updated and supplemented by our other SEC reports filed from time to time. Forward‐ looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to  update forward‐looking statements to reflect actual results, subsequent events, or circumstances or  other changes affecting such statements except to the extent required by applicable securities laws.    About OrthoPediatrics Corp.  Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of  pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric  orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently  markets 36 surgical systems  that serve  three of  the  largest categories within  the pediatric orthopedic market.  This  product  offering  spans  trauma  and  deformity,  scoliosis,  and  sports  medicine/other  procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and  distributes  its  products  in  the  United  States  and  45  countries  outside  the  United  States.  For more  information, please visit www.orthopediatrics.com.    Investor Contact  Gilmartin Group  Matt Bacso, CFA  Matt.bacso@gilmartinir.com